Exhibit 10.2

GULFPORT ENERGY CORPORATION

2020 INCENTIVE PLAN

2020 CASH AWARD

THIS AGREEMEMT (this “Agreement”), is effective as of             , 2020 (the “Grant Date”), by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and              (“Employee”).

The Company has adopted the Gulfport Energy, Inc. 2020 Incentive Plan (the “Plan”), by this reference made a part hereof, for the benefit of eligible employees of the Company and any Related Company.

Pursuant to the Plan, the Administrator, which has generally been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the Standard Award and Incentive Award provided herein in order to provide Employee with the potential to earn additional remuneration for services rendered, to encourage Employee to remain in the employ of the Company or a Related Company and to increase Employee’s personal interest in the continued success and progress of the Company.

The Company and Employee therefore agree as follows:

1.     Definitions. The parties understand and agree that capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan, it being understood that certain capitalized terms used herein are defined in Schedule II below.

2.    Grant of Standard Award. Pursuant to the Plan and subject further to the terms and conditions hereinafter set forth, including forfeiture and repayment, the Company hereby grants to Employee a $             Standard Award (the “Standard Cash Amount”) pursuant to the Plan. The Standard Cash Amount (less any tax withholding under Section 7 below) shall be paid to Employee as soon as practicable after the date hereof (the “Standard Cash Payment Date”), but in no event later than close of the first full payroll period of the Company that occurs after the date hereof, it being understood that Employee shall be obligated to repay such Standard Cash Amount to the Company if his or her Nonqualified Termination occurs on or after the Standard Cash Payment Date and prior to the earlier of the first anniversary of the Grant Date or the occurrence of a Change in Control (the “Clawback Period”).

3.    Grant of Incentive Award. Pursuant to the Plan and subject further to the terms and conditions hereinafter set forth, including forfeiture, the Company hereby grants to Employee a $             Incentive Award (the “Target Incentive Amount”), as such amount may be adjusted hereunder (the “Final Incentive Amount”). The Incentive Award is being granted to Employee effective as of the Grant Date, and shall vest (as the Final Incentive Amount) or be forfeited in accordance with (and otherwise be subject to) the provisions of this Agreement.

4.     Vesting, Forfeiture and Repayment. The Standard Award and Incentive Award shall be subject to repayment and forfeiture conditions, as applicable, with respect to Employee during the Restricted Periods that shall apply as follows:

(a)    Standard Award. The Restricted Period with respect to the Standard Award shall apply from the Grant Date until the expiration of the Clawback Period. If Employee remains continuously employed by the Company or a Related Company from the Grant Date through the end of such Restricted Period (“Continuous Employment”), or if Employee incurs a Qualified Termination during such Restricted Period, Employee shall remain entitled to receive and retain the Standard Cash Amount and the repayment obligations applicable thereto under Section 2 above will become null and void and of no further effect. If Employee incurs a Nonqualified Termination during such Restricted Period, Employee shall forfeit all rights to receive and retain the Standard Cash Amount and the repayment obligations under Section 2 above will apply for periods on and after the Standard Cash Payment Date.

(b)    Incentive Award.

(i)    In General. Three separate Restricted Periods shall apply with respect to the Incentive Award, such that, in the event Qualified Performance is attained pursuant to Section 4(b)(iii) below, one-third of the Final Incentive Amount, if any (each one-third portion being an “Incentive Tranche Amount”), shall be subject to each of the aforementioned three Restricted Periods. These three separate Restricted Periods (each a “Subject Restricted Period”) shall apply, respectively, during the periods from the Grant Date until: (A) December 31, 2020, (B) December 31, 2021 and (C) December 31, 2022. If Employee remains in Continuous Employment throughout the applicable Subject Restricted Period, and Qualified Performance is attained, Employee shall be entitled to receive payment of the Incentive Tranche Amount that relates to such Subject Restricted Period. If Employee incurs a Nonqualified Termination during a Subject Restricted Period, Employee shall forfeit all rights to receive any payment of the Incentive Tranche Amount that relates to such Subject Restricted Period, regardless of whether Qualified Performance is attained.

(ii)    Qualified Termination.

(A)    If, prior to a Change in Control, Employee incurs a Qualified Termination during a Subject Restricted Period, then (1) such Subject Restricted Period shall be deemed to end as of the date of such Qualified Termination, (2) to the extent the Qualified Termination occurs prior December 31, 2020, the Performance Period shall be deemed to end as of the date of such Qualified Termination, and (3) subject to the attainment of Qualified Performance based on the truncated Performance Period described above (and appropriately adjusted Performance Factors), if applicable, Employee shall receive a pro-rated portion of the Incentive Tranche Amount that relates to such Subject Restricted Period (each, a “Pro-Rata Tranche Amount”) and the remainder of such Incentive Tranche Amount shall be forfeited. Each such Pro-Rata Tranche Amount shall be equal to the related Incentive Tranche Amount multiplied by a fraction, (x) the numerator of which is the number of days during the applicable Subject Restricted Period that elapsed prior to Employee’s Qualified Termination, and (y) the denominator of which is the total number of days during such Subject Restricted Period.

(B)    If, on or during the 24-month period after a Change in Control, Employee incurs a Qualified Termination during a Subject Restricted Period, then (1) such Subject Restricted Period shall be deemed to end as of the date of such Qualified Termination, (2) to the extent the Qualified Termination and such Change in Control occur prior December 31, 2020, the Performance Period shall be deemed to end as of the date of such Qualified Termination or Change in Control (based on which date yields the highest level of Qualifying Performance as the case may be), and (3) subject to the attainment of Qualified Performance based on the truncated Performance Period described above (and appropriately adjusted Performance Factors), if applicable, Employee shall receive a the Incentive Tranche Amount that relates to such Subject Restricted Period (without any pro-rated reduction thereto).

(iii)    Qualified Performance. Notwithstanding Employee’s Continuous Service or Qualified Termination, as applicable, the vesting or forfeiture of the Incentive Award shall be preconditioned on the attainment of the Performance Target at a level that equal or exceeds the Threshold Achievement level for the applicable

Performance Period (“Qualified Performance”) as described in Schedule I and determined pursuant to Section 5 below. If Qualified Performance is not attained, then the entire Incentive Award shall be forfeited regardless of whether Employee remains in Continuous Employment throughout the applicable Subject Restricted Period or incurs a Qualified Termination. For the avoidance of doubt, if Qualified Performance is attained at a level that does not equal or exceed the Target Achievement level as described in Schedule I and determined pursuant to Section 5 below, then vesting and payout of the Incentive Award will be limited to the portion of the Incentive Award based on the liner interpolation described in Schedule I.

5.    Certification of Incentive Award Performance. Except as otherwise provided in Section 6(c)(i) below:

(a)    Performance Target Certification. The level of attainment of the Performance Target shall be determined and certified in writing by the Administrator as soon as practicable after the end of the Performance Period described in Schedule I, but in no event later than 30 days after the end of such Performance Period; and

(b)    Final Incentive Amount Certification. In connection with the aforementioned determinations and certifications, the Administrator also shall determine and certify the Final Incentive Amount that shall apply to Employee for purposes of this Agreement, which Final Incentive Amount may be adjusted in good faith by the Administrator in its discretion and pursuant to the Plan; provided that, Qualified Performance is attained, and Employee has not previously forfeited his or her rights to receive any payment of the Incentive Award.

6.    Incentive Award Payments.

(a)    In General. With respect to any Incentive Tranche Amount that vests pursuant to Section 4(b)(i) above, such Incentive Tranche Amount (less any tax withholding under Section 7 below) shall be paid to Employee as soon as practicable following the close of the Subject Restricted Period that relates to such Incentive Tranche Amount, but in no event more than 30 days after the close of such Subject Restricted Period.

(b)    Qualified Termination.

(i)    In the event Employee incurs a Qualified Termination pursuant to Section 4(b)(ii)(A) above, then any and all unpaid Pro-Rata Tranche Amounts (less any tax withholding under Section 7 below) shall be paid to Employee in a lump sum as soon as practicable following, but in no event more than 30 days after such Qualified Termination.

(ii)    In the event Employee incurs a Qualified Termination pursuant to Section 4(b)(ii)(B) above, then any and all unpaid Incentive Tranche Amounts (less any tax withholding under Section 7 below) shall be paid to Employee in a lump sum as soon as practicable following, but in no event more than 30 days after such Qualified Termination.

7.     Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes of any kind that are required to be withheld pursuant to any applicable law or regulation.

8.     Non-Assignability. Except as expressly provided herein, neither this Agreement nor any rights thereunder shall be transferable (voluntarily or involuntarily) other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a “QDRO”), and this Agreement and such rights may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process.

9.     Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Administrator thereunder. All decisions of the Administrator upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the paragraphs of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

10.     Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions of the Agreement will remain fully effective and enforceable.

11.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

12.     Entire Agreement; Amendment. This Agreement, together with any schedules and any other writings referred to herein or delivered pursuant hereto, evidences the Standard Award and Incentive Award granted hereunder, and represents entire agreement between the parties hereto, which shall be subject to the restrictions, terms and conditions hereof, and replaces and makes null and void any prior agreements, oral or written with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Agreement may only be amended, modified and supplemented by written instrument that is signed by the parties hereto; provided that, the Administrator may amend this Agreement to the extent such Amendment shall not impair Employee’s rights hereunder.

13.     Notices. Any notice required under this Agreement to be given or delivered to the Company must be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Employee must be in writing and addressed to Employee at the address he or she designates in writing to the Company. All notices will be deemed to have been given or delivered (i) upon personal delivery, (ii) five days after deposit in the United States mails by certified or registered mail (return receipt requested), (iii) two business days after deposit with any return receipt express courier (prepaid), or (iv) one business day after transmission by facsimile.

14.     Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

15.     Unfunded Awards. The Award made under this Agreement constitutes unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Employee acquires a right to receive compensation from the Company or a Related Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or such Related Company.

16.     Code Section 409A. Payments under this Agreement are designed to be made in a manner that is exempt from Code Section 409A as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

17.    Excise Taxes. Subject to the provisions of any employment agreement and notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any Related Company or any party to a transaction with the Company any Related Company, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and any Related Company will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing payments or benefits to be paid hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm selected by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or any Related Company) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. For the avoidance of doubt, if any employment agreement contains specific provisions relating to Code Section 280G and Code Section 4999, then this Section 18 shall not apply to the Standard Award or Incentive Award.

18.    Rules by Administrator. The rights of Employee and obligations of the Company hereunder shall be subject to such reasonable rules and regulations as the Administrator may adopt from time to time hereafter.

19.    Duplicate Originals. The Company and Employee may execute any number of copies of this Agreement. Each executed copy shall be an original, but all of them together represent the same agreement.

20.    Employee Acceptance. Employee shall signify his or her acceptance of the terms and conditions of this Agreement by executing this Agreement and returning an executed copy to the Company.

GULFPORT ENERGY CORPORATION,
a Delaware corporation

By:

Name:
Title:

ACCEPTED:

Employee

SCHEDULE I

GULFPORT ENERGY CORPORATION

PERFORMANCE MEASURES FOR THE INCENTIVE AWARD

The Administrator has determined and specifies that the following Performance Period, Performance Factors and Performance Targets, shall be applied with respect to the Incentive Award:

1.    Performance Period. The Performance Period applicable to the Incentive Award shall be the one-year period beginning on January 1, 2020 and ending on December 31, 2020.

2.    Performance Factors. The Performance Factors applicable to the Incentive Award shall be based on the following operational and financial metrics that relate to the Company:

•	Operated LOE per Mcfe ($/Mcfe) (“O-LOE”). Operated lease operating expenses (LOE) incurred divided by total operated net production for the Performance Period.

•

Cash G&A Excluding Bonuses per Mcfe ($/Mcfe) (“Cash G&A – EB”). Total non-recurring cash G&A before capitalization incurred excluding bonuses incurred in quarter/year divided by total operated net production for the Performance Period.

•

Free Cash Flow ($ MM). Free cash flow for the Performance Period calculated using operating free cash flow (pre-working capital) less incurred capitalized G&A, incurred capitalized interest, and incurred capitalized expenditures.

•

Gathering and Processing and Differential ($/Mcfe) (“GPD”). Gathering, processing and compression charges for the Performance Period per Mcfe plus average differential per Mcfe using settled strip (Nymex Strip for gas, WTI for oil, 35% of WTI for NGL) weighted average by projected production.

•	ESG. Total reportable safety incidents and spills for the Performance Period.

•	Strategic Initiatives. Successful financing solution completed during Performance Period for duration less than 1 year or extension of credit facility for more than 1 or 2 years.

	Weight	Threshold Achievement 50% Factor	Target Achievement 100% Factor	Maximum Achievement 200% Factor
O-LOE	15%	$0.16	$0.15	0.13
Cash G&A – EB	15%	$0.15	$0.14	0.12
Free Cash Flow	15%	>$0	$2	$15
GPD	15%	$1.39	$1.31	$1.24
ESG	- 10% - 10%	- 12 Incidents - 20 Spills	- 11 Incidents - 18 Spills	- 9 Incidents - 16 Spills
Strategic Initiatives	20%	< 1 Year	1 Year	> 2 Years

3.    Performance Targets. The Performance Targets applicable to the Incentive Award shall be based on multiplying the weighted portion of the Target Incentive Amount by the above 50% Factor, 100% Factor or 200% Factor that applies respectively to Threshold Achievement, Target Achievement and Maximum Achievement, it being understood that (i) linear interpolation shall apply when the level of performance is between Threshold Achievement and Target Achievement on the one hand or Target Achievement and Maximum Achievement on the other hand (and rounded up to the next cent (1¢) if applicable), and (ii) such weighted portion of the Target Incentive Amount will equal $0 if the relevant level of performance is below Threshold Achievement. The sum of each weighted portion of the Target Incentive Amount determined pursuant to the preceding sentence will be deemed to equal the “Tentative Incentive Amount” which may be adjusted in connection with the TSR determinations set forth below.

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4.    TSR Adjustment. The Tentative Incentive Amount may be subject to adjustment depending on the TSR (as defined below) of the Company relative to the TSR of the Peer Companies (as defined below) for the Performance Period.

(a)    “Peer Companies” means the companies listed at the end of this Schedule I. Any of the Peer Companies that cease to be publicly traded on a recognized stock exchange during the Performance Period will be removed from the Peer Companies for the Performance Period. No companies may be added to the Peer Companies for the Performance Period. Any Peer Company that files for bankruptcy during the Performance Period will remain in the peer group and will be deemed to have a TSR of negative 100% for purposes of determining the relative TSR ranking as described below.

(b)    “TSR” means, with respect to the Company or a Peer Company, total shareholder return, which will be the result of the average closing price on the relevant United States stock market (NYSE or NASDAQ) for the 20 trading days ending at the end of the Performance Period (the “Ending Price”), minus the average closing price on the relevant United States stock market (NYSE or NASDAQ) for the 20 trading days ending on the first day of the Performance Period (the “Beginning Price”), plus dividends (cash or stock based on ex-dividend date) paid per share of common stock during the Performance Period, divided by the Beginning Price.

Expressed as a formula, the foregoing TSR definition is as follows:

TSR for the Performance Period	=	((Ending Price – Beginning Price) + dividends per share paid) ÷ Beginning Price

(c)    TSR Determinations. Following the close of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Companies, including the Company. Based on the Company’s relative TSR rank among the Peer Companies for the Performance Period, the Administrator shall determine and certify whether Qualifying Performance is attained with respect to the Incentive Award.

(d)    TSR Adjustment Methodology. The Tentative Incentive Amount shall be adjusted as follows:

•	If the Company is ranked at or higher than the 75th percentile of the Peer Companies, the Tentative Incentive Amount shall be increased by 25% (and rounded up to the next cent (1¢) if applicable);

•	If the Company is ranked below the 25th percentile of the Peer Companies, the Tentative Incentive Amount shall be decreased by 25% (and rounded up to the next cent (1¢) if applicable); and

•	If the Company is ranked below the 75th percentile and at or above the 25th percentile of the Peer Companies, the Tentative Incentive Amount shall neither be increased nor decreased.

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(e)    Peer Company Listing. The following companies comprise the Peer Companies for the Performance Period:

Antero Resources Corporation	Berry Petroleum Corporation	Cabot Oil & Gas Corporation

Carrizo Oil & Gas, Inc.	Chaparral Energy, Inc.	Chesapeake Energy Corporation

CNX Resources Corporation	Comstock Resources, Inc.	Eclipse Resources Corporation

EQT Corporation	Extraction Oil & Gas, Inc.	Laredo Petroleum, Inc.

Magnolia Oil & Gas Corporation	Matador Resources Company	PDC Energy Inc.

QEP Resources, Inc.	Range Resources Corporation	Roan Resources, Inc.

SM Energy Company	Southwestern Energy Company	SRC Energy Inc.

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SCHEDULE II

OTHER DEFINITIONS

(a)

“Cause” means (i) with respect to any Employee who is a party to an Employment Agreement and which Employment Agreement provides for a definition of Good Reason, as defined therein; and (ii) with respect to all other Employees, (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving wilful malfeasance or material fiduciary breach with respect to the Company or a Related Company; (ii) conduct tending to bring the Company into substantial public disgrace or disrepute; (iii) gross negligence or wilful misconduct with respect to the Company or a Related Company; or (iv) material violation of state or federal securities laws. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether an Employee has been discharged for Cause.

(b)

“Disability” means Employee’s inability to substantially perform his or her duties to the Company or any Related Company by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death. The Administrator will determine whether an individual has a Disability under procedures established by the Administrator. The Administrator may rely on any determination that an Employee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Related Company in which a Participant participates.

(c)

“Good Reason” means (i) with respect to any Employee who is a party to an Employment Agreement and which Employment Agreement provides for a definition of Good Reason, as defined therein; and (ii) with respect to all other Employees, the occurrence of one of the following events, (a) elimination of Employee’s job position or material reduction in duties and/or reassignment of Employee to a new position of materially less authority; or (b) a material reduction in Employee’s base salary; provided that, in the case of this clause (ii), Employee will not be deemed to have terminated for Good Reason unless (A) Employee provides written notice to the Company of the existence of one of the conditions described in clause (a) or (b) within ninety (90) days after Employee has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) Employee provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for Employee’s termination, and (D) the effective date of Employee’s termination of employment is within ninety (90) days after Employee provides written notice to the Company of the existence of the condition referred to in clause (A).

(d)	“Employment Agreement” means the applicable written employment agreement between Employee and the Company or any Related Company as such agreement is in effect as of the Grant Date.

(e)	“Nonqualified Termination” means Employee’s termination of employment with the Company or any Related Company for reasons that do not constitute a Qualifying Termination.

(f)

“Qualified Termination” means Employee’s termination of employment with the Company due to (i) the Company’s or Related Company’s termination of Employee without Cause, (ii) Employee’s voluntary termination of his or her employment with the Company or Related Company for Good Reason, or (iii) Employee’s death.

(g)	“Related Company” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Code Sections 424(e) and (f), respectively.

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